Exhibit 99.5

PRUDENTIAL FINANCIAL, INC.

Schedule I

Summary of Investments Other Than Investments in Related Parties

As of December 31, 2006 (in millions)

Type of Investment	Cost(1)	Value	Amount at which shown in the Balance Sheet
Fixed maturities, available for sale:
Bonds:
United States Government and government agencies and authorities	$6,493	$6,956	$6,956
States, municipalities and political subdivisions	813	863	863
Foreign governments	25,254	25,965	25,965
Mortgage-backed securities	10,856	10,883	10,883
Public utilities	15,062	15,699	15,699
Convertibles and bonds with warrants attached	—	—	—
All other corporate bonds	100,249	102,351	102,351
Redeemable preferred stock	101	99	99

Total fixed maturities, available for sale	$158,828	$162,816	$162,816

Fixed maturities, held to maturity:
Bonds:
Foreign governments	$836	$844	$836
Mortgage-backed securities	1,418	1,391	1,418
All other corporate bonds	1,215	1,206	1,215
Redeemable preferred stock

Total fixed maturities, held to maturity	$3,469	$3,441	$3,469

Equity securities:
Common Stocks:
Public utilities	$295	$385	$385
Banks, trust and insurance companies	684	866	866
Industrial, miscellaneous and other	5,126	6,085	6,085
Nonredeemable preferred stocks	719	767	767

Total equity securities, available for sale	$6,824	$8,103	$8,103

Trading account assets supporting insurance liabilities(2)(3)	$14,262		$14,262
Other trading account assets(2)	2,209		2,209
Commercial loans(4)	25,739		25,739
Policy loans	8,887		8,887
Securities purchased under agreements to resell	153		153
Other long-term investments	5,034		5,034
Short-term investments	4,745		4,745

Total investments	$230,150		$235,417

(1)	Original cost of equities reduced by impairments and, as to fixed maturities, original cost reduced by repayments and impairments and adjusted for amortization of premiums and accretion of discounts
(2)	At fair value.
(3)	See Note 4 to the Consolidated Financial Statements for the composition of the Company’s “Trading account assets supporting insurance liabilities.”
(4)	Includes collateralized mortgage loans of $24,422 million and uncollateralized loans of $1,317 million.